Sub-Item 77Q1: Exhibits

(d) Copies of all constituent instruments defining the rights of the holders of any new class of securities and of any amendments to constituent instruments referred to in answer to sub-item 77I

Articles Supplementary dated as of May 23, 2011 of Bridgeway Funds, Inc. (the "Company") was previously filed with the Securities and Exchange Commission ("SEC") as exhibit 28(a)(5) to Post-Effective Amendment ("PEA") No. 38 to the Company's Registration Statement on Form N-1A (the "Registration Statement") filed on May 31, 2011.

(e) Copies of any new or amended Registrant investment advisory contracts

Amendment to Management Agreement effective as of May 28, 2010 between the Company and Bridgeway Capital Management, Inc. was previously filed with the SEC as exhibit 28(d)(5) to PEA No.
41 to the Registration Statement on October 27, 2011.

Amendment to Management Agreement effective as of December 31, 2010 between the Company and Bridgeway Capital Management, Inc. was previously filed with the SEC as exhibit 28(d)(7) to PEA No. 41 to the Registration Statement on October 27, 2011.

Amendment to Management Agreement effective as of August 31, 2011 between the Company and Bridgeway Capital Management, Inc. was previously filed with the SEC as exhibit 28(d)(8) to PEA No. 41 to the Registration Statement on October 27, 2011.